Atomic Signs Letter Of Intent To Acquire And License Technology To Launch Out Of Home Media Business

DALLAS, Sept. 24, 2014 /PRNewswire via COMTEX/ -- Atomic Paintball, Inc. (OTC: ATOC). Atomic Paintball, Inc. is pleased to announce that the company has entered into a Letter of Intent (LOI) that will allow the company to build the first Geospatial Narrowcast, Interactive Digital Media Network. The company has secured a licensing agreement that enables ATOMIC to pursue customer relationships prior to the closing of this transaction.

Atomic CEO Darren Dunckel stated "Securing this technology provides us the tools to enter the digital out of home media market immediately and begin deploying the Atomic Narrowcast Network (ANN). We believe that the trend toward digital advertising will continue and we believe the ANN will position Atomic to benefit from this trend."

Media Post Daily reported on September 15, 2014 that Interpublic Group CEO Michael Roth noted that company research shows that one-third of all ad expenditures are currently allocated to digital and that IPG's research and marketplace intelligence unit Magna Global is predicting that by 2017, more dollars will be allocated to digital than TV. (http://www.mediapost.com/publications/article/234163/digital-ad-spend-will-surpass-tv-by-2017.html?utm_source=newsletter&utm_medium=email&utm_content=headline&utm_campaign=76129 )

Further support is provided by survey results from ThinkVine, a marketing mix optimization provider's Press Release on April 22, 2014 that more than half of marketing executives expect to spend more on digital media than traditional channels within the next two years. (http://www.marketingcharts.com/traditional/most-marketers-believe-digital-spend-will-soon-overtake-traditional-media-42311/ )

The technical solutions covered by the licensing agreement include a comprehensive database driven by the use of mapping coordinates as a way of managing physical locations, a collection of tools to help stores and other users establish content related to how they operate and a variety of mobile-based solutions that blend geospatial data with common problems and needs and a payment solution. The focus of the technologies is on the challenge of how stores connect with their customers and how these customers engage with stores of interest, whether for making a purchase or browsing through deal and incentive content.

Currently, Atomic is an early stage company focused on rolling out the first Geospatial Narrowcast, Interactive Digital Media Network that links Brands and Retailers to consumers and their Mobile Devices. The Company intends to change its name to Atomic World Media, which better suit its current business plans. An annual shareholders meeting is planned to seek shareholder consent for the name change.

Safe Harbor Statement This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company's products and services, as well as additional risks and uncertainties that are identified and described in the Company's SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

Contact:Darren DunckelCEOAtomic Paintball, Inc.darren.dunckel@atomicworldmedia.com310-729-9007

SOURCE Atomic Paintball, Inc.

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